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                                                                    Exhibit 23.1

The Board of Directors
Master Graphics, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-80271) on Form S-8 of Master Graphics, Inc. of our report dated March 30, 2000, relating to the consolidated balance sheets of Master Graphics, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, the six-month period ended December 31, 1997 and the year ended June 30, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Master Graphics, Inc.


                                          KPMG LLP


Memphis, Tennessee
April 10, 2000